AGREEMENT IN RELATION TO THE CONDITION PRECEDENT IN CLAUSE 2.1.2 OF THE SALE AGREEMENT

1.
We, the undersigned, refer to the written sale agreement entered into between AngloGold Ashanti Limited (Registration No:1944/017354/06) (“AngloGold”), Harmony Gold Mining Company Limited (Registration No: 1950/038232/06) and Harmony Moab Khotsong Operations Proprietary Limited (previously known as Coreland Property Investment Company Proprietary Limited) (Registration No: 2006/039120/07) (“Harmony Moab Khotsong”), on or about 18 October 2017 as amended by the addendum entered into between the Parties on or about 16 November 2017 (the “Sale Agreement”).

2.	All capitalised terms used in this agreement shall, unless the context indicates otherwise, have the meanings attributed thereto in the Sale Agreement.

3.	It is hereby recorded that:

3.1.
on or about 12 January 2018, AngloGold and Harmony Moab Khotsong agreed to extend the time period set out in the Condition Precedent in clause 2.1.2 of the Sale Agreement from “by no later than 15 January 2018” to “by no later than 7 February 2018”; and

3.2.
on or about 7 February 2018, AngloGold and Harmony Moab Khotsong agreed to further extend the time period set out in the Condition Precedent in clause 2.1.2 of the Sale Agreement from “by no later than 7 February 2018” to “by no later than 19 February 2018”.

4.
Notwithstanding clause 2.3 of the Sale Agreement, the Parties hereby agree to delete the Condition Precedent in clause 2.1.2 of the Sale Agreement and that same, together with all references in the Sale Agreement to clause 2.1.2, shall be treated as pro non scripto.

5.
Save to the extent specifically or by necessary implication modified in or inconsistent with the provisions of this agreement, all the terms and conditions of the Sale Agreement shall mutatis mutandis continue in full force and effect and be binding upon the Parties according to their terms. In the event of any inconsistency between the provisions of this agreement and the Sale Agreement in relation to the subject matter hereof, the provisions of this agreement shall prevail to the extent of the inconsistency.

6.
This agreement may be executed in one or more counterparts, all of which taken together shall constitute one and the same agreement as at the date of signature of the party that signs its counterpart last in time.

SIGNED by the parties on the following dates and at the following places respectively:

For:	ANGLOGOLD ASHANTI LIMITED

Signature:	/s/ CE Carter
who warrants that he / she is duly authorised thereto

Name:	CE Carter

Date:	February 19, 2018

Place:	Johannesburg

For:	HARMONY MOAB KHOTSONG OPERATIONS PROPRIETARY LIMITED

Signature:	/s/ Velile Phillip Tobias
who warrants that he / she is duly authorised thereto

Name:	Velile Phillip Tobias

Date:	February 19, 2018

Place:	Sandton

For:	HARMONY MOAB KHOTSONG OPERATIONS PROPRIETARY LIMITED

Signature:	/s/ Herman Perry
who warrants that he / she is duly authorised thereto

Name:	Herman Perry

Date:	February 19, 2018

Place:	Sandton

For:	HARMONY GOLD MINING COMPANY LIMITED

Signature:	/s/ Peter William Steenkamp
who warrants that he / she is duly authorised thereto

Name:	Peter William Steenkamp

Date:	February 19, 2018

Place:	Randfontein

For:	HARMONY GOLD MINING COMPANY LIMITED

Signature:	/s/ Frank Abbott
who warrants that he / she is duly authorised thereto

Name:	Frank Abbott

Date:	February 19, 2018

Place:	Randfontein